Exhibit 99.1

PARSONS

FIRST QUARTER 2024

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Strong First Quarter 2024 Results

Q1 2024 Financial Highlights

▪
Record revenue of $1.5 billion increases 31% year-over-year
▪
Record first quarter organic revenue growth of 29%, including four consecutive quarters with organic growth above 20%
▪
Net loss of $107 million due to a $214 million pre-tax charge related to a partial repurchase of 2025 convertible notes above par due to stock price appreciation
▪
Adjusted EBITDA increases by 56% to $141 million
▪
Strong book-to-bill ratio of 1.4x on record contract awards with 51% growth
▪
Record total backlog increases 8% to $9.0 billion
▪
Increasing fiscal year 2024 guidance ranges for all financial metrics

Chantilly, VA – May 1, 2024 Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2024.

CEO Commentary

“Our momentum continues with a strong start to 2024 after reporting record financial results in fiscal years 2022 and 2023. For the first quarter of 2024, we had record results for revenue, adjusted EBITDA, adjusted EBITDA margin, contract awards, and total backlog,” said Carey Smith, chair, president, and chief executive officer. “We also achieved record first quarter organic revenue growth of 29%, making this the fourth consecutive quarter where organic growth exceeded 20%. Our record total revenue was driven by double-digit growth across all four business units and major geographies. Looking forward, I am excited about our business given the ample tailwinds we have in both segments, our strong backlog and pipeline, low recompete levels, and robust balance sheet that will enable us to continue to make accretive acquisitions to drive future revenue growth and margin expansion.”

First Quarter 2024 Results

Year-over-Year Comparisons (Q1 2024 vs. Q1 2023)

Total revenue for the first quarter of 2024 increased by $362 million, or 31%, to $1.5 billion. This increase was primarily driven by organic growth of 29% due to the continued ramp-up on recent contract awards and execution on the company's backlog programs. Operating income increased 99% to $102 million primarily due to the ramp-up of new and existing contracts. Net loss was $107 million due to a $214 million pre-tax charge related to the repurchase of a portion of the company's 2025 convertible notes in the quarter. This charge was primarily due to the strength of the company’s operating performance, which drove its stock price to a level above the conversion price of the company’s 2025 convertible bond. GAAP diluted earnings (loss) per share (EPS) attributable to Parsons was ($1.01) in the first quarter of 2023, compared to $0.23 in the prior year period. Excluding the impact from the convertible bond transaction, GAAP diluted EPS attributable to Parsons would have been $0.49 per share.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2024 was $141 million, a 56% increase over the prior year period. Adjusted EBITDA margin expanded 150 basis points to 9.2% in the first quarter of 2024, compared to 7.7% in the first quarter of 2023. The year-over-year adjusted EBITDA and margin increases were driven primarily by increased volume on margin accretive contracts and a deliberate focus on cost management and controls. Adjusted EPS was $0.70 in the first quarter of 2024, compared to $0.43 in the first quarter of 2023. The year-over-year adjusted EPS increase was driven by the previously mentioned adjusted EBITDA increase noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q1 2024 vs. Q1 2023)

	Three Months Ended		Growth
	March 31, 2024	March 31, 2023	Dollars/ Percent	Percent
Revenue	$909,608	$634,546	$275,062	43%
Adjusted EBITDA	$92,590	$56,233	$36,357	65%
Adjusted EBITDA margin	10.2%	8.9%	1.3%	15%

First quarter 2024 revenue increased $275 million, or 43%, compared to the prior year period due to organic growth of 41% and the contribution from the company's SealingTech acquisition. Organic growth was driven primarily by the ramp-up of recent contract wins and growth on existing contracts to include strength in the company's cyber portfolio.

First quarter 2024 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $36 million, or 65%. Adjusted EBITDA margin increased 130 basis points to 10.2% from 8.9% in the prior year period. These increases were driven primarily by increased volume on accretive contracts, effective cost control, and a favorable adjustment related to the achievement of program milestones.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q1 2024 vs. Q1 2023)

	Three Months Ended		Growth
	March 31, 2024	March 31, 2023	Dollars/ Percent	Percent
Revenue	$626,068	$538,920	$87,148	16%
Adjusted EBITDA	$48,503	$34,158	$14,345	42%
Adjusted EBITDA margin	7.7%	6.3%	1.4%	22%

First quarter 2024 Critical Infrastructure revenue increased $87 million, or 16%, compared to the prior year period driven by organic growth of 15% and a nominal amount of revenue contribution from acquisitions. Organic growth was driven by higher volume in the company's Middle East and North American infrastructure portfolios.

First quarter 2024 adjusted EBITDA including noncontrolling interests increased by $14 million, or 42%, compared to the prior year period. Adjusted EBITDA margin increased 140 basis points to 7.7% from 6.3% in the prior year period. The adjusted EBITDA increases were driven by higher volume on accretive programs and improved operating performance.

First Quarter 2024 Key Performance Indicators

▪
Book-to-bill ratio: 1.4x on net bookings of $2.1 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.2x on net bookings of $6.7 billion.
▪
Total backlog: $9.0 billion, up $664 million from Q1 2023.
▪
Cash flow used in operating activities: First quarter 2024: $63 million compared to $9 million in first quarter of 2023. The increased cash consumption from the prior year period was the result of timing on receipts and higher incentive compensation costs given the company's strong fiscal year 2023 operating performance and increased employee base.

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Significant Contract Wins

Parsons continues to win large strategic contracts across both segments supporting national security priorities and unprecedented global infrastructure spend. During the first quarter of 2024, the company won three single-award contracts worth more than $100 million each and several other strategic wins.

▪
Selected by the Gateway Development Commission as the delivery partner on the $16 billion Hudson Tunnel Project and the company plans to book its portion of this contract in the second quarter of 2024. This milestone project is supported by the bipartisan Infrastructure Investment and Jobs Act and is slated to receive nearly $12 billion in Federal funding, the largest investment for a mass transit project in modern history. Over the last twelve months, Parsons has won three of the largest North America transportation wins in the company’s history - the Hudson River Tunnel, JFK International Airport Roadways, and Newark Bay Bridge projects.
▪
Option period awards totaling $970 million with a confidential customer in the company's Federal Solutions segment.
▪
Awarded two significant contracts in Saudi Arabia during the first quarter. The first was a new $87 million three-year contract. This project is for the development of a luxury mountain tourism destination and the real estate development customer is owned by the Public Investment Fund of Saudi Arabia. The second award was a $53 million contract for program management of Riyadh’s road network. Following a record in 2023 of 33% organic growth, Parsons continues to win work in the Middle East as a result of its’ trusted partner reputation.
▪
Selected by the United States Department of Labor to assist with planning, management, and oversight of the Job Corps Facilities Program. Parsons is the sole awardee on the $115 million contract of which it booked $46 million in the first quarter of 2024. Parsons has performed project management on this contract since 2013.
▪
Parsons was one of two companies awarded a position on an IDIQ contract by the National Nuclear Security Administration’s Office of Nuclear Smuggling Detection and Deterrence. This $1 billion ceiling value contract to deploy global counter-nuclear smuggling systems represents new work and Parsons was already awarded two task orders for $13 million. This strategic win is an important progression of the company's decades-long legacy of serving global and national non-proliferation security missions.
▪
Awarded a $63 million contract by the U.S. Air Force Life Cycle Management Center of which the company booked $44 million in the first quarter of 2024. The scope is for a directed energy laser system that has already neutralized more than 4,000 unexploded ordnance and allows for the precise detonation of submunitions, cluster and general bombs, land mines, and artillery shells. This is the first ground-based laser system in production and has been deployed in Iraq, Afghanistan, and the Indo-Pacific region, where it demonstrated 100% effectiveness.
▪
Awarded a one-year base contract by the National Oceanic and Atmospheric Administration for system integration and cloud management services for the Traffic Coordination System for Space. The contract is valued at $27 million of which the company booked the base value of $16 million in the first quarter of 2024. Under this contract, Parsons will provide space situational awareness and space traffic coordination services to private and civil space operators. Parsons is now providing space situational awareness solutions to both commercial and DoD customers.

Additional Corporate Highlights

Parsons continues its 80-year history of cultivating a responsible enterprise. During the quarter, the company was named one of the World's Most Ethical Companies by Ethisphere for the 15th consecutive year. Parsons was also recognized for delivering project excellence on three major infrastructure programs, and honored for its Diversity, Equity, and Inclusion efforts and for being a military friendly employer.

parsons.com	©Parsons Corporation. All Rights Reserved. 4

▪
Named by Ethisphere as one of the 2024 World's Most Ethical Companies. The company has been honored with this recognition for 15 consecutive years.
▪
Parsons was recognized for delivering project excellence on three major infrastructure programs. Parsons Newark Liberty International Airport's Terminal A joint venture project was named the world's best new airport terminal by the global airport evaluation firm Skytrax. This project is just one of three North American airport terminals to receive a five-star rating from Skytrax. Additionally, the I-270 North Design Build Project, for which Parsons served as the primary consultant, was selected as one of the American Public Works Association’s 2024 Transportation Projects of the Year. Finally, the American Council of Engineering Companies of New York recognized Parsons with the Empire award for the East Side Access project for its significant contributions to the growth, prosperity, and betterment of the community.
▪
The American Council of Engineering Companies of New York honored Parsons with The Community Builder award. This award recognizes companies for actively engaging with the community in their Diversity, Equity, Inclusion, and Belonging efforts, and leaving a lasting legacy of positive change and unity.
▪
Recognized by the Washington Business Journal for Parsons dedication to fostering diversity and inclusion within the company's organization and for having a substantial portion of females on the company's Board of Directors.
▪
Received the 2024 Gold Award for being a Military Friendly® employer. This prestigious award highlights an organization’s commitment, effort, and success in creating sustainable and meaningful opportunity for the military community.

Fiscal Year 2024 Guidance

The company is increasing its fiscal year 2024 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its strong first quarter operating performance and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2024 guidance.

	Current Fiscal Year 2024 Guidance	Prior Fiscal Year 2024 Guidance
Revenue	$ 6.1 billion - $6.4 billion	$5.8 billion - $6.0 billion
Adjusted EBITDA including non-controlling interest	$535 million - $575 million	$505 million - $545 million
Cash Flow from Operating Activities	$380 million - $440 million	$350 million - $410 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2024.

Conference Call Information

Parsons will host a conference call today, May 1, 2024, at 8:00 a.m. ET to discuss the financial results for its first quarter 2024.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

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About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2023, on Form 10-K, filed on February 14, 2024, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that

parsons.com	©Parsons Corporation. All Rights Reserved. 6

becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenue	$1,535,676	$1,173,466
Direct cost of contracts	1,210,827	917,188
Equity in losses of unconsolidated joint ventures	(2,060)	(5,840)
Selling, general and administrative expenses	220,945	199,308
Operating income	101,844	51,130
Interest income	1,152	793
Interest expense	(12,998)	(6,458)
Loss on extinguishment of debt	(211,018)	-
Other income (expense), net	(3,326)	1,314
Total other income (expense)	(226,190)	(4,351)
(Loss) income before income tax expense	(124,346)	46,779
Income tax benefit (expense)	32,234	(11,503)
Net (loss) income including noncontrolling interests	(92,112)	35,276
Net income attributable to noncontrolling interests	(15,243)	(9,723)
Net (loss) income attributable to Parsons Corporation	$(107,355)	$25,553
(Loss) earnings per share:
Basic	$(1.01)	$0.24
Diluted	$(1.01)	$0.23

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Basic weighted average number of shares outstanding	106,037	104,805
Dilutive effect of stock-based awards	-	1,032
Dilutive effect of convertible senior notes due 2025	-	8,917
Diluted weighted average number of shares outstanding	106,037	114,754

Net (loss) income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Net (loss) income attributable to Parsons Corporation	$(107,355)	$25,553
Convertible senior notes if-converted method interest adjustment	-	551
Diluted net (loss) income attributable to Parsons Corporation	$(107,355)	$26,104

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $84,810 and $128,761 Cash of consolidated joint ventures)	$423,120	$272,943
Accounts receivable, net (including $332,308 and $274,846 Accounts receivable of consolidated joint ventures, net)	1,023,463	915,638
Contract assets (including $8,521 and $11,096 Contract assets of consolidated joint ventures)	768,007	757,515
Prepaid expenses and other current assets (including $15,808 and $11,929 Prepaid expenses and other current assets of consolidated joint ventures)	212,664	191,430
Total current assets	2,427,254	2,137,526

Property and equipment, net (including $3,565 and $3,274 Property and equipment of consolidated joint ventures, net)	98,499	98,957
Right of use assets, operating leases (including $8,656 and $9,885 Right of use assets, operating leases of consolidated joint ventures)	145,803	159,211
Goodwill	1,791,443	1,792,665
Investments in and advances to unconsolidated joint ventures	145,043	128,204
Intangible assets, net	261,856	275,566
Deferred tax assets	157,547	140,162
Other noncurrent assets	70,998	71,770
Total assets	$5,098,443	$4,804,061

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $33,339 and $49,234 Accounts payable of consolidated joint ventures)	$274,140	$242,821
Accrued expenses and other current liabilities (including $165,434 and $145,040 Accrued expenses and other current liabilities of consolidated joint ventures)	739,211	801,423
Contract liabilities (including $60,374 and $61,234 Contract liabilities of consolidated joint ventures)	282,962	301,107
Short-term lease liabilities, operating leases (including $4,445 and $4,753 Short-term lease liabilities, operating leases of consolidated joint ventures)	55,024	58,556
Income taxes payable	2,366	6,977
Total current liabilities	1,353,703	1,410,884

Long-term employee incentives	24,447	22,924
Long-term debt	1,246,443	745,963
Long-term lease liabilities, operating leases (including $4,211 and $5,132 Long-term lease liabilities, operating leases of consolidated joint ventures)	106,692	117,505
Deferred tax liabilities	9,763	9,775
Other long-term liabilities	114,238	120,295
Total liabilities	2,855,286	2,427,346
Contingencies (Note 14)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,717,387 and 146,341,363 shares issued; 48,205,185 and 45,960,122 public shares outstanding; 57,998,295 and 59,879,857 ESOP shares outstanding	146,717	146,341
Treasury stock, 40,501,385 shares at cost	(827,311)	(827,311)
Additional paid-in capital	2,759,867	2,779,365
Retained earnings	87,261	203,724
Accumulated other comprehensive loss	(16,866)	(14,908)
Total Parsons Corporation shareholders' equity	2,149,668	2,287,211
Noncontrolling interests	93,489	89,504
Total shareholders' equity	2,243,157	2,376,715
Total liabilities and shareholders' equity	5,098,443	4,804,061

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Three Months Ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(92,112)	$35,276
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	24,531	28,359
Amortization of debt issue costs	4,099	657
Loss (gain) on disposal of property and equipment	198	(3)
Loss on extinguishment of debt	211,018	-
Deferred taxes	4,796	(2,586)
Foreign currency transaction gains and losses	2,311	(290)
Equity in losses of unconsolidated joint ventures	2,060	5,840
Return on investments in unconsolidated joint ventures	16,106	7,793
Stock-based compensation	10,523	6,992
Contributions of treasury stock	15,030	14,435
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	(110,066)	(47,482)
Contract assets	(11,715)	(49,098)
Prepaid expenses and other assets	(21,602)	(27,948)
Accounts payable	31,685	8,009
Accrued expenses and other current liabilities	(77,591)	(10,898)
Contract liabilities	(17,090)	16,113
Income taxes	(51,080)	6,408
Other long-term liabilities	(4,521)	(567)
Net cash used in operating activities	(63,420)	(8,990)
Cash flows from investing activities:
Capital expenditures	(9,436)	(8,146)
Proceeds from sale of property and equipment	2	19
Investments in unconsolidated joint ventures	(36,076)	(13,016)
Proceeds from sales of investments in unconsolidated joint ventures	-	381
Net cash used in investing activities	(45,510)	(20,762)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	153,200	5,700
Repayments of borrowings under credit agreement	(153,200)	(5,700)
Proceeds from issuance of convertible notes due 2029	800,000	-
Repurchases of convertible notes due 2025	(495,575)	-
Payments for debt issuance costs	(18,941)	-
Contributions by noncontrolling interests	-	200
Distributions to noncontrolling interests	(11,258)	(638)
Repurchases of common stock	-	(6,000)
Taxes paid on vested stock	(16,914)	(6,064)
Capped call transactions	(88,400)	-
Bond hedge termination	195,549	-
Redemption of warrants	(104,952)	-
Net cash (used in) provided by financing activities	259,509	(12,502)
Effect of exchange rate changes	(402)	154
Net increase (decrease) in cash, cash equivalents, and restricted cash	150,177	(42,100)
Cash, cash equivalents and restricted cash:
Beginning of year	272,943	262,539
End of period	$423,120	$220,439

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Contract Awards

(in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023
Federal Solutions	$1,282,640	$695,644
Critical Infrastructure	799,669	686,585
Total Awards	$2,082,309	$1,382,229

Backlog

(in thousands)

	March 31, 2024	March 31, 2023
Federal Solutions:
Funded	$1,804,251	$1,694,740
Unfunded	3,450,328	3,175,568
Total Federal Solutions	5,254,579	4,870,308
Critical Infrastructure:
Funded	3,706,435	3,445,068
Unfunded	67,829	49,866
Total Critical Infrastructure	3,774,264	3,494,934
Total Backlog	$9,028,843	$8,365,242

Book-To-Bill Ratio1:

	Three Months Ended
	March 31, 2024	March 31, 2023
Federal Solutions	1.4	1.1
Critical Infrastructure	1.3	1.3
Overall	1.4	1.2

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023
Net (loss) income attributable to Parsons Corporation	$(107,355)	$25,553
Interest expense, net	11,846	5,665
Income tax (benefit) expense	(32,234)	11,503
Depreciation and amortization (a)	24,531	28,359
Net income attributable to noncontrolling interests	15,243	9,723
Equity-based compensation	12,656	6,703
Loss on extinguishment of debt	211,018	-
Transaction-related costs (b)	2,886	1,618
Restructuring (c)	-	546
Other (d)	2,502	721
Adjusted EBITDA	$141,093	$90,391

(a)
Depreciation and amortization for the three months ended March 31, 2024, is $19.8 million in the Federal Solutions Segment and $4.8 million in the Critical Infrastructure Segment. Depreciation and amortization for the three months ended March 31, 2023, is $24.0 million in the Federal Solutions Segment and $4.4 million in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended
	March 31, 2024	March 31, 2023
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$92,541	$56,148
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	49	85
Federal Solutions Adjusted EBITDA including noncontrolling interests	$92,590	$56,233

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	32,963	24,357
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	15,540	9,801
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$48,503	$34,158

Total Adjusted EBITDA including noncontrolling interests	$141,093	$90,391

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net (Loss) Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2024	March 31, 2023
Net (loss) income attributable to Parsons Corporation	$(107,355)	$25,553
Acquisition related intangible asset amortization	13,708	18,009
Equity-based compensation	12,656	6,703
Loss on extinguishment of debt	211,018	-
Transaction-related costs (a)	2,886	1,618
Restructuring (b)	-	546
Other (c)	2,502	721
Tax effect on adjustments	(60,606)	(7,349)
Adjusted net income attributable to Parsons Corporation	74,809	45,801
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	106,037	104,805
Weighted-average number of diluted shares outstanding (d)	107,539	105,837
Adjusted net income attributable to Parsons Corporation per basic share	$0.71	$0.44
Adjusted net income attributable to Parsons Corporation per diluted share	$0.70	$0.43

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

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